Exhibit 10.2

AMENDMENT NUMBER 2 (this “Amendment”) to THE EMPLOYMENT AGREEMENT, dated October 1, 2001, which was amended effective September 21, 2004 (the “Agreement”), by and between Cornerstone Realty Income Trust, Inc. (the “Company”) and Stanley J. Olander (the “Executive”).

RECITALS

WHEREAS, Section 409A of the Internal Revenue Code has recently become effective and guidance received under that Section permits plans to be amended to comply and/or terminated this year. The Executive and the Company desire to so amend the Agreement; and

WHEREAS, pursuant to Section 14 of the Agreement, the Agreement may be amended by the Company and the Executive;

NOW THEREFORE, the Agreement is hereby further amended as follows:

1. Section 8 is amended to include a subsection (d), which reads: “This Agreement shall terminate automatically upon the merger of the Company into a subsidiary of Colonial Properties Trust in 2005. In this event, the Company shall pay the Executive in 2005 a lump sum amount equal to his salary (calculated in accordance with Section 3(a) hereof) for the remainder of the term of the Agreement. Thereafter, the Company shall have no further obligations to the Executive under this Agreement.”

2. Capitalized terms used but not defined herein shall have their respective meanings as used in the Agreement.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date indicated below.

CORNERSTONE REALTY INCOME TRUST, INC.

/s/ Glade M. Knight	Date: February 8, 2005
By: Glade M. Knight
Title: Chairman and Chief Executive Officer

/s/ Stanley J. Olander, Jr.	Date: February 8, 2005
Stanley J. Olander, Jr.